EXHIBIT 2.1


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                                                                     EXHIBIT 2.1



                          PURCHASE AND SALE AGREEMENT

                                BY AND BETWEEN

                           STRATUS COMPUTER IRELAND

                         ASCEND COMMUNICATIONS, INC.

                                                            SELLER



                                      AND


                        BEI ELECTRONICS IRELAND LIMITED
                                      AND
                         BENCHMARK ELECTRONICS, INC.,

                                                            PURCHASER


                                   REGARDING

                         THE SALE OF CERTAIN ASSETS OF
                       SELLER IN THE REPUBLIC OF IRELAND


                               JANUARY 22, 1999


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                               TABLE OF CONTENTS


                                                                            PAGE
ARTICLE I   DEFINITIONS 1
      Section I.1       ACTION...............................................1
      Section I.2       AFFILIATE............................................2
      Section I.3       AGREEMENT............................................2
      Section I.4       ASSETS...............................................2
      Section I.5       AUTHORITY OR AUTHORITIES.............................2
      Section I.6       CLOSING..............................................2
      Section I.7       CLOSING DATE.........................................2
      Section I.8       CLOSING DATE EQUIPMENT VALUE.........................2
      Section I.9       CLOSING DATE INVENTORY VALUE.........................2
      Section I.10      EFFECTIVE TIME.......................................2
      Section I.11      ENCUMBRANCES.........................................2
      Section I.12      EQUIPMENT............................................2
      Section I.13      EXCLUDED ASSETS......................................3
      Section I.14      EXCLUDED RECORDS.....................................3
      Section I.15      FACILITIES SHARING AGREEMENT.........................3
      Section I.16      GAAP.................................................3
      Section I.17      HSR ACT..............................................3
      Section I.18      IDA..................................................3
      Section I.19      DELETED TEXT.........................................3
      Section I.20      DELETED TEXT.........................................3
      Section I.21      INTELLECTUAL PROPERTY................................3
      Section I.22      INVENTORIES..........................................3
      Section I.23      LEGAL REQUIREMENTS...................................4
      Section I.24      LOSSES...............................................4
      Section I.25      MANUFACTURING AGREEMENT..............................4
      Section I.26      MERGERS ACT..........................................4
      Section I.27      NEWCO................................................4
      Section I.28      OPERATIVE DOCUMENTS..................................4
      Section I.29      PERMITS..............................................4
      Section I.30      PERSON...............................................4
      Section I.31      PURCHASE PRICE.......................................4
      Section I.32      PURCHASER............................................4
      Section I.33      DELETED TEXT.........................................4
      Section I.34      RECORDS..............................................4
      Section I.35      SELLER...............................................5
      Section I.36      SELLER'S ACCOUNT.....................................5
      Section I.37      SELLER'S DISCLOSURE SCHEDULES AND DISCLOSURE
                          SCHEDULES .........................................5
      Section I.38      DELETED TEXT.........................................5

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      Section I.39      SERVICES AGREEMENT...................................5
      Section I.40      SETTLEMENT STATEMENT.................................5
      Section I.41      SUCCESSOR EMPLOYEES..................................5
      Section I.42      DELETED TEXT.........................................5
ARTICLE II  SALE AND PURCHASE OF ASSETS......................................5
      Section II.1      SALE AND PURCHASE OF ASSETS..........................5
      SECTION II.2      CONTRACTS AND LIABILITIES OF SELLER..................6
      Section II.3      APPORTIONMENT........................................6
ARTICLE III PURCHASE PRICE...................................................6
      Section III.1     PURCHASE PRICE.......................................6
      Section III.2     PAYMENTS AT CLOSING..................................6
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER.........................7
      Section IV.1      STATUS AND AUTHORITY.................................7
      Section IV.2      ENFORCEABILITY.......................................7
      Section IV.3      GOVERNMENTAL AND OTHER CONSENTS......................7
      Section IV.4      TITLE................................................7
      Section IV.5      NO BREACH, ETC.......................................7
      Section IV.6      COMPLIANCE WITH LAWS; PERMITS........................8
      Section IV.7      CONTRACTS, ETC.......................................8
      Section IV.8      PENSIONS AND BENEFITS................................8
      Section IV.9      INTELLECTUAL PROPERTIES..............................9
      Section IV.10     LITIGATION...........................................9
      Section IV.11     BROKERS..............................................9
      Section IV.12     CONDITION OF EQUIPMENT...............................9
      Section IV.13     LABOR MATTERS........................................9
      Section IV.14     INSOLVENCY..........................................11
      Section IV.15     VALUE ADDED TAX.....................................11
      Section IV.16     WITHHOLDING INFORMATION.............................12
      Section IV.17     DISCLOSURE OF INFORMATION...........................12
ARTICLE V   REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................12
      Section V.1       CORPORATE STATUS AND AUTHORITY......................12
      Section V.2       ENFORCEABILITY......................................12
      Section V.3       GOVERNMENTAL AND OTHER CONSENTS.....................12
      Section V.4       NO BREACH; ETC......................................12
      Section V.5       BROKERS.............................................13
ARTICLE VI  COVENANTS AND CERTAIN ACTIONS OF THE PARTIES....................13
      Section VI.1      ACCESS PRIOR TO CLOSING DATE........................13
      Section VI.2      RESTRICTIONS ON SUCCESSOR EMPLOYEES AND ASSETS......13
      Section VI.3      ORDINARY COURSE.....................................14
      Section VI.4      EXCLUSIVE NEGOTIATIONS..............................15
      Section VI.5      EMPLOYEE MATTERS....................................15
      Section VI.6      ACCESS AFTER CLOSING DATE...........................16


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      Section VI.7      SALES TAXES.........................................17
      Section VI.8      HSR ACT.............................................17
      SectionVI.9       MERGERS ACT.........................................17
ARTICLE VII CONDITIONS TO CLOSING...........................................17
      Section VII.1     CONDITIONS TO THE OBLIGATION OF PURCHASER...........17
      Section VII.2     CONDITIONS TO THE OBLIGATION OF SELLER..............19
ARTICLE VIII  CLOSING   ....................................................20
      Section VIII.1    CLOSING.............................................20
      Section VIII.2    PURCHASE PRICE ADJUSTMENT...........................21
ARTICLE IX, LIMITED SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES......22
      Section IX.1 General Limitations......................................22
      Section IX.2      Further Limitations.................................22
      Section IX.3      Recovery From Third Parties.........................23
      Section IX.4      Co-operation........................................23
      Section IX.5      Treatment of Payments under Warranties..............23
ARTICLE X   MISCELLANEOUS...................................................24
      Section X.1       DISCLAIMER..........................................24
      Section X.2       MODIFICATION; WAIVER................................24
      Section X.3       ENTIRE AGREEMENT....................................24
      Section X.4       EXPENSES............................................24
      Section X.5       RIGHTS AND REMEDIES.................................25
      Section X.6       FURTHER ACTIONS.....................................25
      Section X.7       DISCLOSURE..........................................25
      Section X.8       NOTICES.............................................25
      Section X.9       ASSIGNMENT..........................................26
      Section X.10      SEVERABILITY........................................26
      Section X.11      COUNTERPARTS........................................27
      Section X.12      HEADINGS; REFERENCES................................27
      Section X.13      GOVERNING LAW.......................................27
      Section X.14      PRONOUNS AND PLURALS................................27



                         SELLER'S DISCLOSURE SCHEDULES

      Schedule 1.1      General Disclosure Schedule
      Schedule IV.13    Employment Matters



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                          PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT, dated this 22d day of January, 1999 is by and between BENCHMARK ELECTRONICS, INC., a Texas corporation with its principal place of business at 3000 Technology Drive, Angleton, Texas, U.S.A. 77515 ("Benchmark"), BEI ELECTRONICS IRELAND LIMITED, a private limited company organized under the laws of the Republic of Ireland with its principal place of business located at Blanchardstown Industrial Park, Dublin 15, Republic of Ireland and a wholly owned subsidiary of Benchmark ("Company" and, together with Benchmark, the "Purchaser"), ASCEND COMMUNICATIONS INC., a Delaware Corporation with its principal place of business located at 1701 Harbor Bay Parkway, Alameda, California, U.S.A., USA 94502 ("Ascend") and STRATUS COMPUTER IRELAND a private unlimited liability company organized under laws of the Republic of Ireland with its principal place of business at 41 Cedar Avenue, Hamilton, HM 12, Bermuda ("Stratus" and together with Ascend, the "Seller").

                             W I T N E S S E T H:

      WHEREAS, Stratus is a supplier of computer systems and services having a manufacturing facility in the Republic of Ireland; and

      WHEREAS, Seller desires to sell to Purchaser certain fixed assets and current inventory and to transfer certain employees, in the Republic of Ireland of Stratus associated with the systems integration service to Purchaser and to enter into a Services Agreement with Purchaser pursuant to which Purchaser will provide systems integration services to Seller on a contract basis, all as provided herein; and

      WHEREAS, Purchaser desires to purchase certain fixed assets and certain current inventory of Seller and hire certain employees in the Republic of Ireland of the Seller and enter into a Services Agreement and a Manufacturing Agreement with Seller pursuant to which Purchaser will provide systems integration services to Seller and to Newco on a contract basis all as provided herein;

      NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, and the payments herein provided for, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

      Capitalized terms used herein shall have the meanings ascribed to them in this Article I unless such terms are defined elsewhere in this Agreement.

      Section I.1 ACTION: Any action, lawsuit, investigation, proceeding, claim, demand or other legal or arbitral proceeding before, or initiated by, any Authority, including, but not limited


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to, any common or civil law action, or any other action under any theory or process of recovery or relief, at law or in equity, whether based on nuisance, negligence, trespass, strict liability, contract, statute or regulation and any proceeding initiated by any Authority to issue, modify, adopt, revoke, suspend, terminate or enforce the provisions of any Permit to the extent that such a proceeding attempts to redress any violation or alleged violation of any Permit.

      Section I.2 AFFILIATE: Any Person controlling, controlled by, or under common control with Seller or Purchaser, as the case may be. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation, and with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

      Section I.3 AGREEMENT: This Purchase and Sale Agreement and the schedules attached hereto.

      Section I.4 ASSETS: Equipment and Inventory, excluding the Excluded
Assets.

      Section I. 5 AUTHORITY OR AUTHORITIES: Any governmental entity of competent jurisdiction including any federal, state, municipal, local or other governmental body, agency, court or instrumentality, whether an executive, legislative, judicial, regulatory, or administrative agency, board, commission, court or other authority of the United States of America, the European Union or the Republic of Ireland.

      Section I. 6 CLOSING: As defined in Section 8.1.

      Section I.7 CLOSING DATE: As defined in Section 8.1.

      Section I.8 CLOSING DATE EQUIPMENT VALUE: The book value of the Equipment, net of depreciation, as of the Closing Date, determined in accordance with GAAP.

      Section I.9 CLOSING DATE INVENTORY VALUE: The book value of the Inventory as of the Closing Date, determined in accordance with GAAP on a FIFO basis.

      [Section I.10 EFFECTIVE TIME: 12:01 a.m. Dublin, Ireland Time, on the Closing Date.]

      Section I.11 ENCUMBRANCES: Any title defect, mortgage, lien, assignment, pledge, hypothecation, security interest, title retention agreement, preferential purchase right, levy, execution, seizure, attachment, garnishment, deemed trust, trust claim, easement or other charge or encumbrance, of any kind whatsoever, legal or equitable.

      Section I. 12 EQUIPMENT: All fixed assets, equipment, machines, parts, materials, supplies, furniture and forklifts, excluding the Inventories (including the items of Equipment described in the


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documents referred to in item 42 of Attachment A to the Schedule 1.1 save for the items referred to in Michael Sparksman's e-mail of 23rd December 1998 to Cary Fu of the Purchaser).

      Section I.13 EXCLUDED ASSETS: All tangible and intangible assets, properties, contracts and rights, including but not limited to Intellectual Property rights, of Seller not included in the Assets.

      Section I.14 EXCLUDED RECORDS: Any other Records of Seller to the extent not related to the Assets or the Successor Employees.

      Section I. 15 FACILITIES SHARING AGREEMENT: the Agreement to be negotiated between the date of this Agreement and Closing allowing the Purchaser to share the use of certain of the Seller's premises at Blanchardstown from the Closing Date until not later than 31st December, 1999.

      Section I.16 GAAP: Generally accepted accounting principles in the United States of America, consistently applied.

      Section I.17 HSR ACT: The Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States, as amended, including the rules and regulations promulgated thereunder.

      Section I.18 IDA: Industrial Development Agency of Ireland.

      Section I.19 DELETED TEXT:

      Section I. 20 DELETED TEXT:

      Section I.21 INTELLECTUAL PROPERTY: Intellectual property of any kind used, held for use or developed for use by Seller; in connection with the Assets including, without limitation, (i) designs, inventions, patents, patent applications, patent rights (including, without limitation, any patents issuing on such applications or rights); (ii) registered and unregistered trademarks, trade names and registrations and applications therefor and user and other trademark rights and the goodwill associated therewith; (iii) registered and unregistered service marks and service mark registrations and applications therefor and the goodwill associated therewith; (iv) registered and unregistered brand names, slogans and logos and the goodwill associated therewith; (v) copyrights, copyright applications and copyright registrations which were filed or recorded; (vi) trade secrets, proprietary technology and processes, and software; (vii) product and label registrations; (viii) any other proprietary information and know how used, held for use or developed for use with the Assets; and (ix) all renewals, modifications, extensions, reissues, divisions and continuations of any of, and all licenses and leases of, the aforesaid items.

      Section I.22 INVENTORIES: The components, subassemblies and other materials required to support the six month demand horizon forecast at 28th February 1999 calculated as per the Seller's books excluding (1) RSS's and (2) Components, subassemblies and other materials as calculated using the model as detailed in Attachment M to the Services Agreement. The remaining inventory


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outside of the initial six months demand horizon shall be consigned to and managed by Purchaser on a consignment basis

      Section I.23 LEGAL REQUIREMENTS: Any and all applicable (a) federal, state and local laws (statutory and administrative), rules, approvals, ordinances, regulations, directions or decisions of any Authority, and (b) judgments, orders, writs, injunctions and decrees of any Authority; excluding any Permits, and (c) any common, civil or other judicially recognized law.

      Section I. 24 LOSSES: Any losses, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs of investigation).

      Section I. 25 MANUFACTURING AGREEMENT: A Manufacturing Agreement of even date herewith among Seller and Purchaser pursuant to which Purchaser has agreed to perform certain manufacturing services and which is to be assigned by Seller to a newly-formed entity contemporaneously with the completion by Ascend of the previously announced divestiture of Stratus' non-telecom business to Stratus Holdings Limited, a Cayman Islands Company ("Newco").

      Section I.26 MERGERS ACT: The Mergers, Take-overs and Monopolies (Control) Act, 1978 of the Republic of Ireland, as amended.

      Section I.27 NEWCO: Has the meaning set forth in Section 1.25.

      Section I.28 OPERATIVE DOCUMENTS: This Agreement, the Manufacturing Agreement, the Services Agreement, the Facilities Sharing Agreement, the Settlement Statement and all other documents executed and delivered by Seller or Purchaser at Closing.

      Section I.29 PERMITS: Any and all permits, authorizations, certificates, approvals, registrations or other approvals and licenses (including Environmental Permits) granted by any Authority in connection with the Assets.

      Section I.30 PERSON: An individual, partnership, joint venture, corporation, bank, trust, unincorporated organization, and/or a government or any department or agency thereof.

      Section I.31 PURCHASE PRICE: As defined in Section 3.1.

      Section I.32 PURCHASER: As defined above in the preamble.

      Section I.33 DELETED TEXT:

      Section I.34 RECORDS: All agreements, documents, manuals, books, records, invoices, data, drawings, diagrams, pictorial or graphic works, photographs, films, specifications, testing data, audits, filings and notices to or from any Authority, and any other documentary material and files in the possession of the Seller or any of its Affiliates or held on their behalf to the extent


                                      -4-
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relating to the Assets, whether maintained on hard copy, microfiche, microform, machine readable record or other data storage media or computer or magnetic tapes, disks or other computer storage device or in other physical form, but excluding the Excluded Records.

      Section I.35 SELLER: As defined above in the preamble.

      Section I.36 SELLER'S ACCOUNT: A bank account in Bermuda designated in writing by Seller to Purchaser at least two days prior to the Closing Date.

      Section I. 37 SELLER'S DISCLOSURE SCHEDULES AND DISCLOSURE Schedules:
Collectively, the Seller's disclosure schedules as attached hereto and subject to amendment under the terms of Section VII.1(a) hereof and all documents attached as part of this Agreement and identified as a Seller Disclosure Schedule, which are part of this Agreement.

      Section I.38 DELETED TEXT:

      Section I.39 SERVICES AGREEMENT:: A Services and Supply Agreement of even date herewith among Seller and Purchaser pursuant to which Purchaser has agreed to perform systems integration services for Seller.

      Section I. 40 SETTLEMENT STATEMENT: As defined in Section 7.2.

      Section I.41 SUCCESSOR EMPLOYEES: Those employees of Seller transferring to Purchaser and listed in the document referred to at item 47 of Attachment A to Schedule 1.1.

      Section I.42 DELETED TEXT:


                                  ARTICLE II

                          SALE AND PURCHASE OF ASSETS

      Section II.1 SALE AND PURCHASE OF ASSETS. In accordance with the terms, covenants and conditions set out in this Agreement the Seller, as beneficial owner, agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller on the Closing Date all of the Seller's right, title and interest in and to the Assets. The Seller shall procure that on the Closing Date the Assets shall not be subject to any charge, mortgage, lien, bill of sale, interest of any other person under a leasing or hire purchase agreement or other Encumbrance whatsoever save as disclosed in Seller's Disclosure Schedules and that the Seller shall have the absolute and unconditional right to transfer to the Purchaser a good and complete title thereto.


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      Section II.2 CONTRACTS AND LIABILITIES OF SELLER:. Save as provided in this Agreement, the Purchaser shall not be obliged to discharge any obligations of Seller relating to the Assets under contracts of Seller.

      Section II.3 APPORTIONMENT. (a) All periodical charges and outgoings related to the Assets and (b) all liabilities in relation to salaries, wages accrued , holiday pay for weekly paid Successor Employees, social insurance, pension contributions, PAYE remittances and all other payments to or in respect of the Successor Employees shall be apportioned on a time basis so that such part of the relevant charges attributable to the period ended on the Closing Date shall be borne by the Seller and such part of the relevant charges attributable to the period commencing on the day following the Closing Date, as applicable, shall be borne by the Purchaser. All licence fees, royalties and other similar sums receivable in respect of the Assets shall be apportioned between the Seller and the Purchaser on like terms.

            (1) A statement showing the net amount (if any) payable under this
Section 2.4 shall be agreed between the parties within 40 days after the Closing Date and failing such agreement shall be ascertained and certified by an independent firm of Chartered Accountants ("the Accountants") agreed between the parties or, failing agreement as to such appointment within 7 days of one party notifying the other of its wish to appoint an independent firm, appointed by the President for the time being of the Institute of Chartered Accountants in Ireland on the written application of either party.

            (2) The amounts due in respect of the apportionment as aforesaid shall be paid by the Seller or the Purchaser (as the case may be) forthwith upon agreement of the parties in respect of the amount due or the certification of the Accountants (as the case may be).

                                  ARTICLE III

                                PURCHASE PRICE

      Section III.1 PURCHASE PRICE. The purchase price payable to Seller in consideration of the Assets (the "Purchase Price") shall be an amount in U.S. dollars equal to (i) the Closing Date Equipment Value based on net book value PLUS (ii) the Closing Date Inventory Value based on gross book value, including value-added, based on a six month demand horizon.

      Section III.2 PAYMENTS AT CLOSING. The Seller and the Purchaser have agreed that as at 1st March 1999 the estimated Closing Date Equipment Value is US$8,000,000 and the estimated Closing Date Inventory Value is US$40,000,000. At the Closing, Purchaser shall pay to the Seller $58,080,000, which amount is comprised of (a) $8,000,000 (the estimated Closing Date Equipment Value) PLUS
(b) $40,000,000 the estimated Closing Date Inventory Value) and (c) estimated applicable VAT of US$10,080,000. The amount of the estimate for each component of the Purchase Price is subject to adjustment after the Closing Date to the value of such component as of the Closing Date as provided in Section 8.2.


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                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      The Seller hereby warrants and represents to the Purchaser in relation to the Assets as follow in Section 4 subject to any exceptions disclosed in the Disclosure Schedules and any matter expressly provided for under the terms of this Agreement or the Operative Documents:-

      Section IV.1 STATUS AND AUTHORITY. Stratus is an unlimited private company duly formed, validly existing under the laws of the Republic of Ireland. Ascend is a corporation duly incorporated validly existing and in good standing under the laws of Delaware. Stratus has all requisite power and authority to own and operate its assets and to carry on its business as presently conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the other Operative Documents have been duly authorized by all necessary corporate action on the part of Seller.

      Section IV.2 ENFORCEABILITY. This Agreement does, and each of the other Operative Documents when executed and delivered shall, constitute a legal, valid and binding obligation of Seller enforceable in accordance with its terms as to Seller, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws and judicial decisions of general applicability relating to or affecting creditors' rights and to general principles of equity.

      Section IV.3 GOVERNMENTAL AND OTHER CONSENTS. Except for approvals that may be required under the Mergers Act, the HSR Act or from the IDA no consent, waiver, approval or authorization of, or designation, declaration or filing with, any Authority or other Person is or has been required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      Section IV.4 TITLE. Seller owns legally and beneficially and has good and valid title to all of the Assets, free and clear of all Encumbrances.

      Section IV.5 NO BREACH, ETC. Except as disclosed in Seller's Disclosure Schedules, the execution, delivery and performance of this Agreement and the other Operative Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not result in (a) any conflict with or breach or violation of or default under the memorandum of association or articles of association of Seller or (b) any conflict with or breach or violation of or default under, or result in the acceleration of, or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both), any obligation under any contract or any applicable Legal Requirement.


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      Section IV.6 COMPLIANCE WITH LAWS; PERMITS. Seller possesses all Permits necessary for the ownership and operation of the Assets; such Permits are in full force and effect; and the Seller and the Assets are in compliance with such Permits and all Legal Requirements applicable to the Assets, including without limitation, laws related to labor and employment. All of the Permits are in full force and effect, are valid and enforceable in accordance with their terms and no violation of any thereof has occurred. Seller is not required to have any permits in order to operate the Assets in the manner currently operated by Seller.

      Section IV.7 CONTRACTS, ETC. The Seller warrants that there is not outstanding:

                  (1) any agreement between the Seller and any third party in relation to the Assets which the execution or performance of the Agreement will contravene or under which the third party will acquire a right of termination or any option as a result of the signature or performance of this Agreement; or

                  (2) That it does not have outstanding any of the following which affect the Assets:-

                  (3) any guarantee, indemnity, undertaking or obligation (whether legally binding or not); or

                  (4) any mortgage, charge, lien or pledge or any similar obligation or Encumbrance (including conditional obligations to create a mortgage, charge, lien or pledge).

                  (5) To the best knowledge, information and belief of the Seller, no party with whom the Seller has entered into any agreement or arrangement is in default thereunder, being a default which affects the Assets and, to the best of the knowledge, information and belief of the Seller, there are no circumstances now existing likely to give rise to such a default.

      Section IV.8 PENSIONS AND BENEFITS. (1) Save for the pension schemes written details of which have been supplied to the Purchaser ("Disclosed Schemes") there are not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for the Successor Employees nor is Stratus under any commitment to make payment of any pensions, allowances, lump sums or other like benefits on or following the death, retirement or disability of any existing or former employee or director of Stratus or for the benefit of any dependents of such persons nor is it a party to any pension, life assurance or retirement benefit scheme, agreement or arrangement of any kind.

            (2) The Disclosed Schemes are Defined Contribution Schemes within the meaning of the Pensions Act 1990 and all contributions and expenses due thereunder to the Closing Date will have been duly paid.


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      Section IV.9 INTELLECTUAL PROPERTIES. (1) Except as disclosed in Seller's
Disclosure Schedules, to the knowledge of Seller in relation to the Assets there is no unresolved claim or demand of any other Person pertaining to the Intellectual Properties and no unresolved Actions have been instituted, or to the knowledge of Seller or Parent, threatened against the Seller, or any Affiliate of the Seller with respect to the Intellectual Properties.

            (1) Except as set forth in Seller's Disclosure Schedules, the Assets have not been operated and are not now being operated in a manner which (i) infringes upon or violates any trademark, copyright, trade name, service mark, design, patent or any right relating to any trade secret or other intellectual property right of any other Person, or (ii) requires any license not included in the Assumed Contracts from any other Person.

            (2) No license other than the licenses granted pursuant to the Services Agreement and Manufacturing Agreement is necessary for the Purchaser to use, free and clear of all claims or rights of others the subject matter of all patents, patent applications, trade secrets, know-how, developments, processes, software and other rights related to the Assets, including products and rights licensed from others.

      Section IV.10 LITIGATION. There is no Action pending or, to the knowledge of Seller threatened, by any Person before any Authority, against Seller, or its properties or assets which (i) challenges or may challenge the validity of this Agreement or any of the Operative Documents or seeks to enjoin or otherwise restrain the transactions contemplated herein or materially and adversely affects Seller's ability to perform its obligations hereunder and under the Operative Documents or (ii) with respect to which the Purchaser or its successors and assigns will have any responsibility or liability from and after the Closing Date.

      Section IV.11 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Purchaser or any of its Affiliates for any broker's or finder's commission, fee or similar compensation.

      Section IV.12 CONDITION OF EQUIPMENT Seller has used and maintained the equipment in the ordinary course of business. The equipment is in good operating condition subject only to ordinary wear and tear through the Closing Date. After the Closing Date the equipment shall be furnished on an "as is" "where is" basis.

      Section IV.13 LABOR MATTERS. (1) The Seller's Disclosure Schedules which are deemed incorporated into this agreement give full particulars of all collective agreements, customs and practices for the time being in force concerning relations between the Seller and the Successor Employees or with any trade union, show the name, job description, age and date of commencement of service of each Successor Employee and give details of the wages or salary and all other benefits (including those regarding holidays, bonus entitlements and company cars) and rights to which each Successor Employee is entitled or with which they are each provided and save for what has been disclosed there are no other agreements, customs and practices in place in respect of the Successor Employees.


            (2) There is not in existence any service agreement with any of the Successor Employees which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and the Seller has not received notice of resignation from any Successor Employees except for those employees who have submitted notices of resignation but have not ceased employment as of the Closing Date, as specified in Schedule 4.21. Notwithstanding the above, the parties anticipate that terminations and backfilling of such positions will occur in the ordinary course of business between the Date of this Agreement and the Closing Date.

            (3) The basis of the remuneration payable to the Successor Employees is the same as that in force at 8th January 1999 and the Seller is not obliged to increase nor has it made any provision to increase the aggregate annual remuneration payable to the Successor Employees by more than five per cent or to increase the rates of remuneration of any of the Successor Employees. Notwithstanding the above, Purchaser acknowledges that, in the ordinary course of business, the annual review for the Successor Employees is scheduled for March 1, 1999. Such review and applicable merit increases shall be in accordance with the 1999 Annual Merit Review Plan and prior practice attached hereto as
Schedule 4.

            (4) There are no amounts owing to any of the Successor Employees other than remuneration accrued due or for reimbursement of normal business expenses, except for certain education and similar program reimbursements.

            (5) Save as disclosed in the Disclosure Schedules, (e.g., retention bonuses for key employees), there is no agreement or arrangement between the Seller and any of the Successor Employees with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment (as the case may be).

            (6) The Seller has maintained current, adequate and suitable records regarding the service of each of the Successor Employees (including, without limitation, details of terms of employment, payments of statutory sick pay, statutory maternity pay, disciplinary and health and safety matters, income tax and social insurance contributions) and termination of employment.

            (7) Save as disclosed in the Seller's Disclosure Schedules the Seller does not have in existence nor is it proposing to introduce any share incentive, share option, profit sharing, bonus or other incentive, scheme for any of the Successor Employees.

            (8) Save as disclosed in the Disclosure Schedules, none of the Successor Employees has given notice terminating employment as a result of the provisions of this Agreement.

            (9) No negotiations for any increase in the remuneration or benefits of any of the Successor Employees are current or to the best of the knowledge, information and belief of the Seller are likely within a period of 6 months after the Closing Date.

            (10) Save as disclosed in the Disclosure Schedules, the Seller, except in the normal course of business, has not made or agreed to make any payment to, or provided or agreed to provide any benefit for any of the Successor Employees or any dependent or any of them which was not allowable as a deduction for the purposes of Taxation.

            (11) To the best of the Seller's knowledge the Seller has complied in all material respects as regards all of its Successor Employees with all statutes, regulations, and orders and awards made or awarded thereunder.

            (12) No employment regulation order affecting the terms of employment of any Successor Employees has been made by the Labour Court under the Industrial Relations Acts, 1946 to 1990.

            (13) None of the Successor Employees is involved in any industrial dispute and to the best of the Seller's knowledge, information and belief there are no circumstances which may result in any industrial dispute involving any Successor Employees or any former employees of the Seller and none of the provisions of this Agreement, including the identity of the Purchaser, may lead to any industrial dispute.


      Section IV.14 INSOLVENCY. No receiver has been appointed by any person over the whole or any part of the Assets. The Seller is not insolvent or unable to pay its debts within the meaning of section 214 of the Companies Act, 1963 nor has the Seller stopped or suspended payment of its debts, nor has the Seller sought from its creditors significant extensions of time for the payment of its debts. No distress, execution or other process has been levied on any of the Assets. There is no unfilled or unsatisfied judgment or Court order outstanding against the Seller in relation to the Assets.

      Section IV.15 VALUE ADDED TAX. Stratus is registered for Value Added Tax in accordance with the terms of the Value Added Tax, Act, 1972.

      Section IV.16 WITHHOLDING INFORMATION: Seller has not willfully or intentionally withheld any information which could have a material adverse effect on a reasonable purchaser's decision to complete the transaction contemplated by this Agreement.

      Section IV.17 DISCLOSURE OF INFORMATION: To the best of the knowledge, information and belief of the Seller, there are no material inaccuracies in any representations the Seller has made to Purchaser and in any Disclosure Schedules, in connection with this Agreement.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser makes the following representations and warranties to Seller:

      Section V.1 CORPORATE STATUS AND AUTHORITY. The Company is a private limited company organized under the laws of the Republic of Ireland. Benchmark is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Purchaser has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the other Operative Documents have been duly authorized by all necessary corporate action on the part of Purchaser.

      Section V.2 ENFORCEABILITY. This Agreement does, and each of the other Operative Documents when executed and delivered shall, constitute a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms as to Purchaser subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws and judicial decisions of general applicability relating to or affecting creditors' rights and to general principles of equity.

      Section V.3 GOVERNMENTAL AND OTHER CONSENTS. Except for approvals, if any, required under the Mergers Act and the HSR Act, no consent, waiver, approval or authorization of, or designation, declaration or filing with, any Authority or other Person is or has been required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      Section V.4 NO BREACH; ETC. The execution, delivery, and performance of this Agreement and the other Operative Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not result in (a) any conflict with or breach or violation of or default under the certificate of incorporation or by-laws of Purchaser and (b) any conflict with or breach or violation of or default under, or result in the acceleration of, or entitle any

Person to accelerate (whether after the giving of notice or lapse of time or both), any obligation under any agreement to which Purchaser is a party or any applicable Legal Requirement.

      Section V.5 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any Person acting on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Parent or any of their Affiliates for any broker's or finder's commission, fee or similar compensation.


                                  ARTICLE VI

                 COVENANTS AND CERTAIN ACTIONS OF THE PARTIES


      Section VI.1 ACCESS PRIOR TO CLOSING DATE. Except for attorney-client privileged information upon reasonable notice, Seller shall permit Purchaser and its authorized employees, agents, accountants, legal counsel, lenders, environmental consultants and other authorized representatives (collectively referred to herein as the "Purchaser Representatives") to have access to the Records, Facilities, properties, personnel and officers of Seller for the purpose of conducting an investigation of the condition and status of the Assets, and furnish to Purchaser such other information as it may reasonably request; provided, however, that such investigation shall be conducted in a manner that does not unreasonably interfere with normal operations of Seller or its respective employees or relationships with suppliers, customers or any Authority.


      Section VI.2 RESTRICTIONS ON SUCCESSOR EMPLOYEES AND ASSETS . From the date hereof until the Closing Date, except as contemplated in this Agreement, Seller will not, without the prior written consent of Purchaser, take or agree to take any of the following actions with respect to the Successor Employees or
Assets:

            (1) Save for the increase which may be due to Successor Employees under Section IV.13(3) hereof and any salary adjustments and which may be deemed necessary and agreed with Purchaser, increase the rate or change the form of compensation payable to any officer, agent or employee or increase any employee benefits, except increases in compensation and changes in benefits made in the ordinary course of business in accordance with established policies and past practice; (1st March 1999 review)

            (2) dispose of (i) any Equipment, or (ii) any Assets except sales of inventory in the ordinary course of business;

            (3) enter into any employment, consulting (other than in the ordinary course of business on a per project basis) or similar agreement with any Person or any agreement with a labor union or other collective bargaining group;

            (4) create, incur, assume or guarantee any Encumbrance upon any of the Assets whether now owned or hereafter acquired;

            (5)   cancel or terminate any Assumed Contract;

            (6) engage in any transaction in a manner that would cause any of the representations and warranties contained herein to be or become untrue to any material extent.

            (7) maintain its books of account relating to the Assets other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices relating to the Assets;

            (8) sell any of the Assets (other than sales of Inventory in the ordinary course of business) to any person other than pursuant to this Agreement;

            (9) enter into or assume any contract, agreement, obligation, lease, license or commitment which will bind the Assets or must be assumed by Purchaser at the Closing;

      Section VI.3 ORDINARY COURSE. from the date hereof until the Closing Date, except as contemplated in this Agreement Seller will take the following actions:

            (1) conduct its business relating to the Assets only in the ordinary course and in substantially the same manner as heretofore conducted;

            (2) maintain the Equipment and the facilities to be used pursuant to the Facilities Sharing Agreement in accordance with its usual business practice;

            (3) use its reasonable efforts to retain its present employees and preserve its relationships with others having business relationships with it that relate to the Assets;

            (4) perform all its obligations under all applicable laws, ordinances and regulations, contracts, agreements, commitments or undertakings relating to or affecting the Assets, in a manner consistent with its usual business practices;

            (5) keep in full force and effect all present insurance policies relating to the Assets or Successor Employees;

            (6) promptly notify the other party of any material loss or damage to any Asset which has a replacement cost of greater than $10,000;

            (7) except for purchases of raw materials inventory or sales of finished Inventory in the ordinary course of business, not amend or change in any material respect any Assumed Contract, or breach any Assumed Contract; and

            (8) comply with or cause to be complied with all applicable and material laws, rules, regulations and orders of all federal, state and local Authorities or affecting or relating to the Assets.

      Section VI.4 EXCLUSIVE NEGOTIATIONS. So long as Purchaser (a) negotiates in good faith this Agreement and the other Operative Documents prior to the Closing Date, none of Seller nor any of its Affiliates shall directly or indirectly solicit, initiate or encourage the initiation of inquiries or proposals from, or participate in any discussions or negotiations with, any Person other than Purchaser concerning, or commit to or consummate or permit Seller or any Affiliate of Seller to commit to or consummate the sale or exchange of any of the Assets.

      Section VI.5 EMPLOYEE MATTERS. (a) Set forth in item 47 of Attachment A to
Schedule 1.1 is a list of all Successor Employees as of the Closing Date. Seller represents and warrants that the job classifications or positions, salary, and seniority of the Successor Employees set forth on such attachment are true and correct.

            (b) Seller agrees that Seller shall remain responsible for, and Seller will pay when due, all of Seller's separation or termination obligations to any employee or Successor Employee up to and including the Closing Date.

            (c) The Seller and the Purchaser acknowledge that the transfer of the Assets is regulated by the European Communities (Safeguarding of Employees' rights on Transfer of Undertakings) Regulations 1980 (the "Regulations") and each of the parties shall discharge their obligations (if any) arising by virtue of the provisions of the Regulations.

            (d) Seller shall indemnify the Purchaser on a joint and several basis against all claims, obligations or liabilities of any nature arising in respect of the employment of the Successor Employees, to the extent that such claim obligation or liability relates to the period prior to the Closing Date, provided always that liabilities in respect of retirement and death benefits shall be excluded from this indemnity to the extent that assets from the Disclosed Schemes, as referred to in Section IV.8, are transferred to pension arrangements nominated or established by the Company.

            (e) Seller shall indemnify the Purchaser on against all claims, obligations or liabilities of any nature arising in respect of the employment of any Seller employee other than a Successor Employee.

            (f) Seller shall take such steps as are necessary to comply with the provisions of the [Regulations] to the satisfaction of the Purchaser insofar as the Regulations affect the transaction contemplated by this Agreement.

            (g) Both prior to and following the Closing Seller shall furnish to the Purchaser such information as the Purchaser may from time to time require in respect of any and all matters arising out of contracts of employment and employment relationships related to the Successor Employees or other agreements relative thereto.

            (h) After Closing, subject to the approval of the Irish Revenue Commissioners, which the parties hereto will use their reasonable endeavours to obtain Seller will permit the Company to participate in the Disclosed Schemes as an associated employer for a period of 3 months (or such longer period as might be agreed) from Closing pending the establishment by the Company of its own retirement benefits scheme or schemes within that period.

            (i) Purchaser shall indemnify and defend Seller on a joint and several basis against all judgments, decrees, orders, awards, costs, liabilities and expenses in connection with any claim whatsoever against Seller arising out of circumstances subsequent to the Closing Date in connection with Purchaser's obligations and liabilities to the Successor Employees whether by virtue of contract, statute, common law or otherwise.

      Section VI.6 ACCESS AFTER CLOSING DATE. After the Closing, Seller and Purchaser (each, a "Holder") shall afford and shall cause its counsel and independent public accountants to afford, to the other party and its representatives, including the Records reviewer's counsel and accountants (the "Records Reviewer"), reasonable access to all books, records, files, personnel and documents related to the Assets in the Holder's possession or under the Holder's control as may be reasonably requested by the Records Reviewer in order to permit the Records Reviewer (at its cost and expense) to prepare and file tax returns with an Authority and to prepare for and participate in any investigation with respect thereto, to prepare for, participate in, assert or defend any other investigation or litigation relating to or involving the Records Reviewer or the Assets, and to discharge the Records Reviewer's obligations or contest and defend any claims made under this Agreement and the other Operative Documents. In addition, the Holder will cooperate and will instruct all of its personnel to cooperate with the Records Reviewer in connection with the foregoing. After the Closing, the Records Reviewer shall have the right, at its cost and expense, to copy such books, records, files and documents related to the Records Reviewer or the Assets as may be reasonably useful to the Records Reviewer in connection with any of the matters described in the preceding provisions of this Section VI.6. If the originals of any such books, records, files and documents related to the Records Reviewer or the Assets are required in connection with any proceeding, litigation or similar matter, the Records Reviewer shall have the right to use such originals; provided, the Records Reviewer shall attempt to have such originals released from any such proceeding, litigation or other matter and returned to the Records Holder as soon as reasonably possible under the circumstances. The Holder will cause the books, records, files and documents related to the Records Reviewer or the Assets that are in the Holder's possession to be maintained for not less than five years from the date of Closing and in any case the Holder shall not destroy or allow the destruction of the same without providing to the Records Reviewer a reasonable opportunity to take possession thereof; provided, however, that the Holder shall only be required to exercise the same standard of care in protecting the foregoing books, records, files and documents that the Holder uses to protect its other important business records.

      Section VI.7 SALES TAXES. The parties shall use their best endeavours to ensure that by virtue of the provisions of sections 3(5)(b)(iii) and 5(8) of the Value Added Tax Act, 1972 no value added tax will be chargeable in respect of the sale and purchase hereby agreed to be made. If, notwithstanding the preceding sentence, the Seller is required to account to the Revenue Commissioners for any value added tax on the sale hereunder, such value added tax shall be paid by the Purchaser to the Vendor upon delivery of the appropriate value added tax invoice.

      Section VI.8 HSR ACT. Seller and Purchaser will, as promptly as practicable after the execution of this Agreement, file with the U.S. Federal Trade Commission and the U.S. Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act and the rules and regulations promulgated thereunder, which notification and report form and supplemental information will comply in all material respects with the requirements of the HSR Act and the rules and regulations promulgated thereunder.

      Section VI.9 MERGERS ACT:The Seller and Purchaser shall, as promptly as practical after the execution of this Agreement, make a notification under the Mergers Act.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

      Section VII.1 CONDITIONS TO THE OBLIGATION OF PURCHASER. The obligation of Purchaser to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date, as applicable, of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller.

            (a) Purchaser shall have complied in all material respects with each of its covenants and agreements contained herein and each of its representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date subject to the Seller's entitlement to make further amendments to the Disclosure Schedules in a form acceptable to the purchaser as applicable, and shall then be true and correct in all material respects.

            (b) Purchaser shall have received a certificate, dated as of the Closing Date, of an executive officer of Seller certifying as to the matters specified in Section 7.1(a) hereof.

            (c) The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

            (d) Consent of IDA in a form satisfactory to Seller and to the Purchaser on the basis that the contingent liability under the Grant Agreement dated 29th May 1989 remains with Stratus.

            (e) The Minister for Enterprise, Trade and Employment having stated in writing that she does not intend to make an order under Section 9 of the Mergers Act in relation to the proposed purchase of the Assets; or, in the event of the said Minister making an order subject to conditions, the Seller and the Purchaser being prepared to accept such conditions, or, in the event of no such order being made and the said Minister not stating in writing that she does not intend to make such an order, the relevant period within the meaning of Section 6 of the said Act having elapsed.

            (f) All necessary filings with and consents of any other Governmental Authority or other third party required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated, and no Action or proceeding before any Authority shall have been instituted or threatened to restrain or prohibit Purchaser's acquisition of the Assets and no Authority shall have taken any other action as a result of which the management of Purchaser reasonably deems it inadvisable to proceed with the transactions hereunder.

            (g) No material adverse change shall have occurred in the Assets prior to the Closing Date, and the Assets shall not have suffered any material loss of or damage whether or not covered by insurance, since date of this Agreement, which change, loss or damage has or could reasonably be expected to have a material adverse effect on the operation of the Assets, and Purchaser shall have received a certificate signed by Seller dated the Closing Date to such effect.

            (h) No Action shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

            (i) Seller and Purchaser shall have entered into the Services Agreement and the Manufacturing Agreement.


            (j) Stratus and Purchaser shall enter into the Facilities Sharing Agreement on Closing.

            (k) Seller will deliver on Closing copies of all records of Pay Related Social Insurance and PAYE relating to all Successor Employees duly completed up to date.

      Section VII.2 CONDITIONS TO THE OBLIGATION OF SELLER. The obligation of Seller to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by
Seller:

            (a) Purchaser shall have complied in all material respects with its covenants and agreements contained herein and each of its representations and warranties contained herein and therein shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects.

            (b) Seller shall have received a certificate, dated the Closing Date, of an executive officer of Purchaser certifying as to the matters specified in Section 7.2(a) hereof.

            (c) The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

            (d) Consent of IDA in a form satisfactory to Seller and Purchaser on the basis that the contingent liability under the Grant Agreement dated 29th May 1989 remains with Stratus Computer Ireland.

            (e) The Minister for Enterprise, Trade and Employment having stated in writing that she does not intend to make an order under Section 9 of the Mergers Act in relation to the proposed purchase of the Assets; or, in the event of the said Minister making an order subject to conditions, the Seller and Purchaser being prepared to accept such conditions, or, in the event of no such order being made and the said Minister not stating in writing that she does not intend to make such an order, the relevant period within the meaning of Section 6 of the said Act having elapsed.

            (f) Written opinion from the Irish Revenue Commissioners shall have been received confirming that all income of Stratus will qualify for relief from corporation tax pursuant to Chapter 1, Part 13 of the Taxes Consolidation Act, 1997 through 2010.

            (g) All necessary filings with and consents of any other Governmental Authority or other third party required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated, and no Action or proceeding before any Authority shall have been instituted or threatened to restrain or prohibit Purchaser's acquisition of the Assets and no Authority shall have taken any other action as a result of which the management of Seller reasonably deems it inadvisable to proceed with the transactions hereunder.

            (h) No material adverse change in the financial condition, results of operations of the business of Purchaser, taken as a whole, shall have occurred, and the business of Purchaser shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, since the date of this Agreement, which change, loss or damage has or could reasonably be expected to have a material adverse effect on Purchaser, and Seller shall have received a certificate signed by Purchaser dated the Closing Date to such effect.

            (i) No Action shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

            (j) Seller and Purchaser shall have entered into the Services Agreement and the Manufacturing Agreement.

            (k) Seller and Purchaser shall enter into the Facilities Sharing Agreement on Closing.


                                 ARTICLE VIII

                                    CLOSING

      Section VIII.1 CLOSING. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Stratus at 41 Cedar Avenue, Hamilton, HM12, Bermuda at the Effective Time on 1st March, 1999 or on such other date as agreed to in writing by the parties ("the Closing Date"). At the Closing the following events shall occur, each event being deemed to have occurred simultaneously with the other events:

            (1) Prior to the Closing Date the Seller shall ensure that all bolts and fastenings attaching to the Assets to land and buildings shall be undone so that the same shall be severed on the Closing Date and title to the Assets shall pass by delivery, insofar as possible.

            (2) Purchaser shall pay the funds to be delivered to Seller at the Closing pursuant to Section 3.3 to Seller by wire transfer in lawful money of the United States of America in immediately available funds, to Stratus' Account in Bermuda not later than 11:00 a.m. Eastern Time on the Closing Date;

            (3) Purchaser's acceptance of the Assets pursuant to the terms of this Agreement shall be deemed confirmed; and

            (4) Seller and Purchaser shall execute and deliver the documents required in Article VII and such certified resolutions, incumbency certificates and other instruments as they mutually agree.

      Section VIII.2 PURCHASE PRICE ADJUSTMENT. (a) Within 60 days following the Closing Date, Purchaser shall prepare and deliver to Seller a settlement statement (the "Settlement Statement"), based upon the Records, setting forth the Closing Date Equipment Value and the Closing Date Inventory Value as of the Closing Date as finally determined. Purchaser shall be obligated to make available to Seller all books, records and other information in possession or under control of Purchaser following the Closing, as may be reasonably requested by Seller in connection with the review of the Settlement Statement.

            (b) Within 30 days following the Seller's receipt of the proposed Settlement Statement, Seller shall deliver to Purchaser a written report containing any changes that Seller proposes to be made to such proposed Settlement Statement. The parties shall undertake in good faith to agree on the Settlement Statement no later than 30 days after delivery of such written report by Seller; provided, if Purchaser and Seller shall be unable to agree on the Settlement Statement within such 30-day period, each party shall promptly thereafter engage on its behalf and at its cost and expense an independent accounting firm for the purpose of assisting in the resolution of any remaining disagreements between the parties with respect to such proposed Settlement Statement. If the accounting firms engaged by the parties are unable to resolve all disagreements with respect to such proposed Settlement Statement within 45 days following the appointment of the last to be selected of such accounting firms, then such accounting firms shall agree upon and designate within 20 days following the expiration of such 45-day period a third independent accounting firm to resolve any disagreements remaining between such two accounting firms. If such two accounting firms fail to agree on the selection of a third accounting firm, the selection of such third accounting firm shall be submitted to the then Chief Judge of the United States District Court having jurisdiction in San Francisco, California, upon application of either party. Each party shall bear and pay one-half of the fees and other costs charged by the third accounting firm so selected. The Settlement Statement prepared by Purchaser (adjusted pursuant to the agreement, if any, between Seller and Purchaser or the determination of the accounting firm(s) selected pursuant hereto) shall be final and binding.

      (c) When the Settlement Statement has been agreed between the parties the Purchase Price shall be increased or reduced as the case may be by the amount shown in the Settlement Statement. Any amount due under the Settlement Statement shall be paid 30 days after determination thereof to the relevant party.

                                  ARTICLE IX

                               LIMITED SURVIVAL
                   OF CERTAIN REPRESENTATIONS AND WARRANTIES


      Section IX.1 GENERAL LIMITATIONS: Notwithstanding anything contained in this Agreement and in particular the provisions of Section 4, the Seller will not be liable under this Agreement or the Operative Documents in respect of any claim unless:

      (a) With the exception of any claim relating to Seller's title to the Assets, notice of it is given in writing by the Purchaser to the Seller setting out brief particulars of the grounds on which such claim is based within twelve months following the Closing Date.

      (b) the amount of that claim exceeds US$25,000; and

      (c) the aggregate amount of all claims for which the Sellers would otherwise be liable under this Agreement and the Operative Documents exceeds US$250,000 or to the extent that the aggregate amount of the liability of the Seller for all claims made under this Agreement and the Operative Documents would thereby exceed US$16,000,000


      Section IX.2 FURTHER LIMITATIONS: Notwithstanding anything to the contrary in this Agreement and in particular the provisions of Section 4.

        (a) the Seller will have no liability to the Purchaser in respect of any claim for which the Purchaser is primarily liable arising as a result of transactions in the ordinary course of business or ordinary wear and tear of the Assets since the Closing Date.

        (b) the Seller will have no liability to any person, firm or body corporate other than the Purchaser (which, for the avoidance of doubt, will not include any successor in title to the Purchaser) in respect of any matter arising under this Agreement or the Operative Documents and, in particular, in relation to the Warranties;

        (c) if any circumstances giving rise to a claim arise the Purchaser shall give written notice thereof to the Seller and keep the Seller fully informed of all material developments relating to such circumstances;

        (d) the Seller will be under no liability whatsoever in respect of any breach or non-fulfillment of any of the Warranties unless the Purchaser has served on the Vendors a written notice within the time specified in Section 1X.1.(a)

        (e) the Seller will not be liable in respect of any breach of the Warranties or claim arising thereunder to the extent that such breach or claim would not have arisen but for any change after the date hereof in any law or in any regulation, directive or requirement of any agency of any state or in any law, regulations or published codes of conduct relating to the relations between the Seller and its Successor Employees; and

        (f) the Purchaser will not be entitled to make any claim in respect of any alleged breach or non-fulfillment of any of the Warranties if, after the date hereof , any director or any person nominated by the Purchaser, without the express consent in writing of the Seller, admits liability to a third party in whole or in part for any matter or thing which might otherwise be the subject of any such claim.


      Section IX.3 RECOVERY FROM THIRD PARTIES: Where the Purchaser has or may have a claim against any third party or under any insurance policy in force in the name of the Purchaser which may give rise to a claim under this Agreement, the Seller will be entitled forthwith to make a claim thereunder or to require the Purchaser to make such claim, but by so doing the Seller shall not be taken to admit that any such breach has occurred or that they are liable in any particular amount or at all in respect thereof. If, twelve months after the making of such claim, payment in full has not been made by such third party or the insurers as the case may be, and if the Seller would be liable in respect of such breach were it not for this Section 1X.3, the Seller shall, subject to Sections IX.1 and 1X.2], pay an amount equal to any shortfall (or in the event that no payment has been made, the amount of the claim) and will be entitled to the return of such payment when received on foot of any such claim.


      Section IX.4 CO-OPERATION: In relation to any claim or alleged claim under this Agreement and without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow the Seller and its accountants, solicitors and other professional advises to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim pursuant to the terms of this Agreement, and for such purpose the Purchaser shall give all such reasonable assistance as the Seller or its accountants, solicitors or other professional advisers may on reasonable notice request, including access to and copies of any relevant documents or information in the possession of the Purchaser.


      Section IX.5 TREATMENT OF PAYMENTS UNDER WARRANTIES: Any payment made to the Purchaser will be treated for all purposes as a reduction in the Purchase Price.

                                   ARTICLE X

                                 MISCELLANEOUS

      Section X.1 DISCLAIMER. EXCEPT FOR REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OPERATIVE DOCUMENTS, NO WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE TITLE, CONDITION, DESIGN OR MARKETABILITY OF THE PERSONAL PROPERTY, EQUIPMENT OR INVENTORY COMPRISING THE ASSETS, AND THERE IS EXPRESSLY NEGATED (a) ANY IMPLIED WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED WARRANTY OF NONINFRINGEMENT AND (d) ANY IMPLIED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS WITH RESPECT TO THE PERSONAL PROPERTY, EQUIPMENT OR INVENTORY COMPRISING THE ASSETS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT EXCEPT AS PROVIDED IN THIS AGREEMENT AND THE OPERATIVE DOCUMENTS, THE PERSONAL PROPERTY, EQUIPMENT AND INVENTORY COMPRISING THE ASSETS SHALL BE CONVEYED AND TRANSFERRED TO PURCHASER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS.

      Section X.2 MODIFICATION; WAIVER. This Agreement may be modified, amended or supplemented in any manner and at any time only by a written instrument executed by Seller and Purchaser. No waiver by any party of any term or condition hereof, or the breach of any covenant, agreement, warranty, representation or provision contained herein, in any one or more instances, shall be made to be or construed as a further continuing waiver of any such term, condition or breach or a waiver of any other term, condition or breach.

      Section X.3 ENTIRE AGREEMENT. This Agreement, the Seller's Disclosure Schedules the Purchaser's Disclosure Schedules and the Operative Documents constitute the entire agreement and understanding of Seller and Purchaser with respect to the subject matter hereof and fully supersede, and accordingly Seller and Purchaser disclaim and negate any and all statements, projections, understandings, agreements, covenants, representations and warranties between Seller and Purchaser, made by Seller, or any of Seller's officers, employees or representatives to Purchaser, or set forth in any other document or writing delivered or made available to Purchaser (as applicable) prior to the execution and delivery of this Agreement saved as disclosed in Disclosure Schedules.

      Section X.4 EXPENSES. Whether or not the transactions contemplated herein shall be consummated, each party shall (except as otherwise specifically provided herein) pay its own expenses incident to the preparation and performance of this Agreement, including legal counsel and financial advisers.

      Section X.5 RIGHTS AND REMEDIES. The rights and remedies granted under this Agreement shall not be exclusive rights and remedies but shall be in addition to all other rights and remedies available at law or in equity.

      Section X.6 FURTHER ACTIONS. Each party shall execute and deliver such other certificates, agreements, conveyances, certificates of title, and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by this Agreement.

      Section X.7 DISCLOSURE. As used herein the phrase "disclosed in Seller's Disclosure Schedules" or "disclosed in Purchaser's Disclosure Schedules" shall include all matters referred to in any section or segment of the applicable Disclosure Schedules and all matters referred to in any document described in such Disclosure Schedules.

      Section X.8 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or sent by telex or telecopy, or sent by United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, in each case addressed as follows:

                  If to Seller:

                  BY HAND DELIVERY OR MAIL

                  Stratus Computer Ireland
                  41 Cedar Avenue,
                  Hamilton, HM12,
                  Bermuda
                  Attention:  General Counsel
                  With a copy to:

                  Ascend Communications, Inc.
                  1701 Harbor Bay Parkway
                  Alameda, California
                  U.S.A. 94502

                  Attention: General Counsel

                  If to Purchaser:

                  BY HAND DELIVERY OR MAIL

                  Benchmark Electronics, Inc.
                  3000 Technology Drive
                  Angleton, Texas
                  U.S.A.  77515

                  Attention: President

or to such other address or to such other Person as either party shall have last designated by notice given to the other party in accordance with this Section
10.8. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the party to whom such notice is addressed; provided, any notice given by telex or telecopy and received after the receiving party's normal business hours shall be deemed received by such party on the immediately succeeding business day.


      Section X.9 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly permitted hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by any party hereto without the prior written consent of the other party. Either party may assign this Agreement and all of its rights hereunder to any Affiliate of such party, but such assignment shall not affect the assignor's rights and obligations as primary obligor under this Agreement. Seller and Purchaser agree that (i) the sale, transfer or conveyance by Seller or Purchaser of all or substantially all of its assets, (ii) the merger, consolidation, reorganization of Seller or Purchaser with any third party, or the recapitalization of Seller or Purchaser, or (iii) the change of control of Seller or Purchaser or their respective parent companies, whether effected by stock purchase, statutory share exchange, or otherwise, shall not constitute an assignment of this Agreement by either Seller or Purchaser, but that Seller or Purchaser (as the case may be) shall, as a condition precedent to the closing of any sale, transfer or conveyance referred to in clause (i) above, require the purchaser or transferee to assume all rights and obligations of Seller or Purchaser (as the case may be) under this Agreement. Except as aforesaid, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their said successors and assigns permitted hereby, and the Seller Indemnified Parties and Purchaser Indemnified Parties, any rights, remedies or obligations under or by reason of this Agreement.

      Section X.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner to the end and that the transactions contemplated hereby are fulfilled to the extent possible.

      Section X.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

      Section X.12 HEADINGS; REFERENCES. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. Any reference herein to an article or section shall be deemed to refer to the applicable article or section of this Agreement unless otherwise stated herein. Any reference to a schedule (other than the Seller's Disclosure Schedules and the Purchaser's Disclosure Schedules) shall be deemed to refer to the applicable schedule attached hereto, all of such schedules being incorporated herein by this reference. Any reference to matters disclosed in Seller's Disclosure Schedules or Purchaser's Disclosure Schedules shall be deemed to include all matters disclosed in (or in any document specifically referenced in) any section of the applicable Disclosure Schedules or in any other Schedule of this Agreement.

      Section X.13 GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with the laws of Ireland, exclusive of its rules regarding conflicts of laws.

      Section X.14 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                  BENCHMARK ELECTRONICS, INC.
ATTEST:

                                  By: /s/ CARY FU
                                  Name:   CARY FU
(Assistant) Secretary             Title:  EXECUTIVE VICE PRESIDENT


                                  BEI ELECTRONICS IRELAND LIMITED
ATTEST:

                                  By: /s/ CARY FU
                                  Name:   CARY FU
(Assistant) Secretary             Title:  EXECUTIVE VICE PRESIDENT

                                  ASCEND COMMUNICATIONS, INC.
ATTEST:

                                  By: /s/ KENNETH FEHRNSTROM
                                  Name:   KENNETH FEHRNSTROM
(Assistant) Secretary             Title:  VICE PRESIDENT - BUSINESS DEVELOPMENT



                                  STRATUS COMPUTER IRELAND
ATTEST:
                                  By: /s/ JAMES KEYES
                                  Name:   JAMES KEYES
(Assistant) Secretary             Title:  DIRECTOR